Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces Third Quarter Results
And Additional Debt Payment Ahead of Scheduled Maturity

•	Q309 sales totaled $135.1 million, up 4% from Q308; up 7% on a constant currency basis
•	Sales of spinal implants & biologics were up 10%, to $28.5 million, vs. prior year; sales of spine stimulation products grew 12%, to $39.6 million
•	Sales in the orthopedic business decreased 2%, but increased 6% on a constant currency basis
•	Sales in the sports medicine business grew 4% in total, to a record $24.7 million; U.S. sales increased 6%
•	Gross margin improved to 76.3%; operating margin increased to 13.1%
•	Q309 reported net income was $0.36 per diluted share; excluding certain items, adjusted net income was $0.44 per diluted share
•	The Company made an additional $5 million debt payment ahead of schedule maturity yesterday

Boston, MA, Oct 29, 2009– Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the third quarter ended September 30, 2009.  Total revenue was $135.1 million, which was an increase of 4% over the third quarter of 2008.  Excluding the unfavorable $3.6 million impact of foreign currency on third quarter sales, revenue increased 7% on a constant currency basis.

Reported third quarter net income totaled $6.2 million, or $0.36 per share.  This compares with a reported loss of $237.3 million, or ($13.87) per share, in the third quarter of the prior year.  Excluding certain items summarized in the table below, third quarter adjusted net income was $7.7 million, or $0.44 per share.

The Company’s third quarter operating income was $17.8 million, or 13.1% of total revenue, compared with an operating loss of $289.5 million in the prior year.  Excluding certain items summarized in the table below, third quarter adjusted operating income was $19.1 million, or 14.2% of revenue, compared to $14.4 million, or 11.1% of revenue in the prior year.

Exhibit 99.1

“Our third quarter results reflected continued growth in each of our core businesses on a constant currency basis. This included another strong performance from our spinal implants division, which generated 20% sales growth from our cervical and lumbar implant devices.  This increase was driven primarily by the success of recent new product introductions, including the Firebird™ pedicle screw system and Pillar™ SA interbody device,” said President and CEO Alan Milinazzo.  “During the quarter the Musculoskeletal Transplant Foundation continued to increase its production capacity of our new stem cell-based allograft, Trinity® Evolution™, to a point where it met, and exceeded, the production levels included in our original commercialization plans.  Additionally, as a result of continued strong cash generation during the third quarter, yesterday we made another $5 million debt repayment ahead of schedule.”

Guidance

As a result of certain items impacting Orthofix’s actual third quarter and estimated fourth quarter tax rates, the Company raised its full-year tax rate guidance to a new range of 37%-39%. Additionally, the Company now expects to incur approximately $800,000 in fourth quarter legal costs associated with its defense of a suit recently filed against the bone growth stimulation industry. The Company did not revise its operating expectations, and reiterated its full-year revenue guidance of $535-$545 million, its gross profit margin guidance of 74%-75%, its operating profit margin guidance of 11%-12%, and its EBITDA guidance of $93-$98 million. Additionally, the Company reiterated its expectations for 8%-12% full-year revenue growth and fourth quarter operating profitability in its spinal implants division.

Non-GAAP Performance Measures

The first table below presents a reconciliation of third quarter net income calculated in accordance with generally accepted accounting principles (GAAP) to a non-GAAP performance measure referred to as “adjusted net income” that excludes from net income the items specified in the table. The second table below presents a reconciliation of operating income calculated in accordance with GAAP to the non-GAAP measure referred to as “adjusted operating income” that excludes from operating income the items specified in the table.  Additionally a reconciliation between third quarter net income calculated in accordance with GAAP and the non-GAAP measure referred to as “Consolidated EBITDA”, are included in the Regulation G Supplemental Information Schedule attached to this release. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Exhibit 99.1

Third Quarter Adjusted Net Income	Q309		Q308
	($000's)	EPS	($000's)	EPS

Reported GAAP net income/(loss)	$6,188	$0.36	$(237,251)	$(13.87)

Specified Items:

Strategic investments	$450	$0.02	$320	$0.02
Reorganization/consolidation costs	$376	$0.02	$1,501	$0.09
Foreign exchange loss	$501	$0.03	$1,457	$0.08
Unrealized, non-cash loss on interest rate swap	$137	$0.01	---	---
Asset impairment & inventory reserve	---	---	$237,689	$13.90
Credit agreement amendment costs	---	---	$3,579	$0.21

Adjusted net income	$7,652	$0.44	$7,295	$0.43

NOTE: Some calculations may be impacted by rounding

Third Quarter Adjusted Operating Income	Q309	Q308
	($000's)	($000's)

Reported GAAP operating income/(loss)	$17,751	$(289,517)

Specified Items:

Strategic investments	$750	$500
Reorganization/consolidation costs	$627	$2,408
Asset impairment & inventory reserve	---	$301,023

Adjusted operating income	$19,128	$14,414

Adjusted operating income as a percent of revenue	14.2%	11.1%

Revenue

Total third quarter sales in the Company’s spine sector were up 11% year-over-year, to $68.1 million.  Spine stimulation revenue increased 12%, to $39.6 million due to the continued success of the Company’s devices, which include the only FDA-approved stimulator for the cervical spine.  Spinal implant and biologic revenue was $28.5 million, which was 10% higher than the third quarter of 2008.  The year-over-year growth in spinal implant and biologic revenue was primarily due to a 20% increase in U.S. sales of lumbar and cervical spine implant devices, partially offset by a 19% decrease in revenue from biologics.  The growth in sales of lumbar and cervical spine implant devices was driven primarily by the Company’s recent introductions of the Firebird™ pedicle screw system and Pillar™ SA interbody device.  The decrease in biologics revenue from the spinal implants division was a result of the transition to Trinity® Evolution™ from the Company’s prior stem cell-based allograft.  During the third quarter, sales of Trinity® Evolution™ in the spine division totaled approximately $3.5 million.  While the average sales price for the new allograft is approximately the same as the previous product, under the terms of the Company’s contractual arrangement with its new supplier, the Musculoskeletal Transplant Foundation (MTF), the Company records 70% of the sales price of the new Trinity® Evolution™ allograft versus previously recording 100% of the sales price of the prior product.  The Company does not purchase inventory of Trinity® Evolution™ and so does not incur any associated cost of sales.  As such, the gross profit margin for the new allograft is 100% of the recorded revenue, which compares favorably to the gross profit margin of approximately 50% for the prior allograft.  Orthofix began the full market release of Trinity® Evolution™, which was developed in collaboration with MTF, on July 1st.

Exhibit 99.1

Reported third quarter revenue in the Company’s orthopedic business was $33.3 million, which was a decrease of 2%, but represented growth of 6% on a constant currency basis, compared with the prior year.  The constant currency revenue growth was driven primarily by increases in global sales of deformity correction and external fixation devices of 36% and 6%, respectively, as well as 15% growth in the global sales of Physio-Stim™ bone growth stimulation devices.  Additionally, the Company reported approximately $640,000 in sales of Trinity® Evolution™ in its orthopedic business.

Sports medicine revenue in the third quarter grew 4% compared with 2008, to a record $24.7 million.  This growth was driven by an 8% increase in U.S. revenue from the Company’s core bracing and cold therapy products, which was a reflection of the recent expansion of certain product lines, including soft goods and spine bracing, as well as bracing for the upper extremities and the ankles and feet.

Gross Margin

The gross profit margin in the third quarter of 2009 was 76.3%, which was 13.4 percentage points higher than the third quarter of 2008.  The year-over-year improvement is primarily due to an $11.5 million inventory reserve taken in the third quarter of 2008.  Additionally, the gross margin in the third quarter of 2009 increased due to a higher mix of revenue from the Company’s higher margin spine stimulation and spinal implants businesses.

Operating Expenses

Third quarter sales and marketing (S&M) expenses as a percent of revenue increased 190 basis points year-over-year, to 40.7%.  The higher S&M ratio was due primarily to an increase in commission expenses reflecting the implementation of sales programs with new distributor partners.  This increased investment in sales & marketing has facilitated the development of new customer relationships and increased sales in both the spine stimulation and orthopedic businesses.

General and administrative (G&A) expenses in the third quarter of 2009 increased by 50 basis points year-over-year, to 15.4% of sales.  This included $627,000 ($376,200 net of tax, or $0.02 per share) in costs associated with the ongoing reorganization and consolidation plan at the Company’s spinal implants business.  G&A expenses were also higher compared with the prior year due to infrastructure increases in some faster growing international markets.

Research and development (R&D) expenses as a percent of revenue were 5.8% in the third quarter of 2009, compared with 5.0% in the prior year.  R&D expenses in the third quarter of 2009 included a $750,000 ($450,000 net of tax, or $0.02 per share) milestone payment associated with the Company’s previously announced strategic acquisition of intellectual property from Intelligent Implant Systems in 2008.

Exhibit 99.1

Other Income and Expenses

Third quarter net interest expense was $6.4 million, compared with net interest expense of approximately $4.2 million in the third quarter of the prior year.  The year-over-year increase reflects a higher interest rate on the Company’s outstanding term debt partially offset by a lower outstanding debt balance.

During the third quarter the Company also incurred an unrealized, non-cash loss of approximately $229,000 ($137,400 net of tax, or $0.01 per share) which resulted from changes in the fair value of the Company’s interest rate swap. Mark-to-market adjustments related to this swap are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

The Company also incurred a foreign exchange loss of approximately $835,000 ($501,000 net of tax, or $0.03 per share) in the third quarter primarily due to unrealized, non-cash foreign currency adjustments resulting from a weakening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are denominated in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies have and are expected to continue to result in foreign exchange gains and losses.

Taxes

The reported tax rate in the third quarter of 2009 was 40%.  This was higher than the Company’s previous full-year guidance of 33%-35% primarily due to an increase in the reserve for unrecognized tax benefits related to R&D credits taken in previously filed tax returns.  The increase in the reserve for these specific items negatively impacted the 3rd quarter tax rate by approximately 4 percentage points.  Due to the higher 3rd quarter tax rate, as well as the Company’s expected mix of taxable income in its various U.S. and international markets in the 4th quarter, the Company now expects its full year tax rate to be 37%-39%.

Cash and Liquidity

Orthofix’s Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $26.1 million in the third quarter.  At the end of the third quarter the Company’s leverage ratio, as defined in its amended credit facility, was 2.9, which was below the 3.5 maximum leverage ratio allowed in the amended credit facility.  Cash flow from operations in the third quarter of 2009 was approximately $11.2 million, which was greater than cash flow of approximately $167,000 in the prior year.  The increase in cash flow was due primarily to improved operating profits and as well as improved working capital management. Orthofix continues to have a $45 million unused revolving credit facility, and at the end of the third quarter the Company was in compliance with the financial covenants contained in its amended credit agreement.

Exhibit 99.1

The total cash balance of $20 million at September 30, 2009 compared with $25.6 million at December 31, 2008.  The change in cash balance includes the impact of four previously announced repayments of debt ahead of their scheduled maturities totaling $20 million.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the third quarter.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 36215938.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 36215938.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, unexpected difficulties meeting covenants contained in our secured bank credit facility  and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

Exhibit 99.1

– Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$135,098	$129,301	$401,618	$387,372
Cost of sales	31,985	47,998	101,700	117,284
Gross profit	103,113	81,303	299,918	270,088

Operating expenses
Sales and marketing	55,012	50,210	162,547	153,652
General and administrative	20,819	19,293	64,694	60,252
Research and development	7,863	6,447	25,837	19,400
Amortization of intangible assets	1,668	5,347	4,944	15,220
Impairment of goodwill and certain intangible assets	0	289,523	0	289,523
Gain on sale of Pain Care® Operations	0	0	0	(1,570)
	85,362	370,820	258,022	536,477

Operating income/(loss)	17,751	(289,517)	41,896	(266,389)

Other income/(expense), net
Interest expense, net	(6,437)	(4,249)	(18,385)	(13,708)
Loss on refinancing of senior secured term loan	0	(5,735)	0	(5,735)
Other income/(expense)	(688)	(3,822)	(586)	(2,737)
Unrealized non-cash gain/(loss) on interest rate swap	(229)	0	1,046	0
Other income/(expense), net	(7,354)	(13,806)	(17,925)	(22,180)
Income/(loss) before income taxes	10,397	(303,323)	23,971	(288,569)
Income tax benefit/(expense)	(4,209)	66,072	(8,960)	60,732
Net income/(loss)	$6,188	$(237,251)	$15,011	$(227,837)

Net income/(loss) per common share - basic	$0.36	$-13.87	$0.88	$-13.33

Net income/(loss) per common share - diluted	$0.36	$-13.87	$0.87	$-13.33

Weighted average number of common shares outstanding - basic	17,130,247	17,101,718	17,113,891	17,093,133

Weighted average number of common shares outstanding - diluted	17,215,567	17,101,718	17,174,416	17,093,133

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$6,800	$14,594
Restricted cash	13,218	10,998
Trade accounts receivable, net	127,359	110,720
Inventory, net	101,016	91,185
Deferred income taxes	20,497	17,543
Prepaid expenses and other current assets	34,426	29,610
Total current assets	303,316	274,650

Investments	345	2,095
Property, plant and equipment, net	37,559	32,660
Patents and other intangible assets, net	49,304	53,546
Goodwill	185,208	182,581
Deferred taxes and other long-term assets	13,046	15,683

Total assets	$588,778	$561,215

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$3,689	$1,907
Current portion of long-term debt	3,336	3,329
Trade accounts payable	27,188	23,865
Other current liabilities	61,540	45,894
Total current liabilities	95,753	74,995

Long-term debt	255,049	277,533
Deferred income taxes	3,252	4,509
Other long-term liabilities	7,436	2,117
Total liabilities	361,490	359,154

Shareholders' equity:
Common shares	1,713	1,710
Additional paid-in capital	174,288	167,818
	176,001	169,528
Retained earnings	44,658	29,647
Accumulated other comprehensive income	6,629	2,886
Total shareholders' equity	227,288	202,061

Total liabilities and shareholders' equity	$588,778	$561,215

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	Nine Months Ended September 30,
	2009	2008

Cash flows from operating activities:
Net income/(loss)	$15,011	$(227,837)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	16,064	22,707
Amortization of debt costs	199	868
Provision for doubtful accounts	5,138	4,585
Provision for inventory obsolescence	6,769	10,913
Loss on refinancing of senior secured term loan	0	3,660
Impairment of goodwill and certain intangible assets	0	289,523
Impairment of investments held at cost	0	1,500
Deferred taxes	(2,015)	(76,861)
Share-based compensation	7,877	7,855
Minority Interest	28	0
Amortization of step up of fair value in inventory	0	365
Gain on sale of Pain Care® operations	0	(1,570)
Other	(159)	3,062
Change in operating assets and liabilities:
Restricted cash	(2,141)	(352)
Accounts receivable	(18,357)	(13,805)
Inventories	(12,832)	(16,703)
Prepaid expenses and other current assets	(4,415)	(5,250)
Accounts payable	2,314	2,500
Current liabilities	14,743	(2,739)
Net cash provided by operating activities	28,224	2,421

Cash flows from investing activities:
Capital expenditures	(16,073)	(15,831)
Proceeds from sale of investments held at cost	1,711	766
Proceeds from sale of Pain Care® operations	0	5,980
Net cash used in investing activities	(14,362)	(9,085)

Cash flows from financing activities:
Net proceeds from issuance of common shares	7	1,734
Repayments of long-term debt	(22,477)	(6,223)
Proceeds from (repayments of) bank borrowings, net	1,581	(2,377)
Payment of refinancing fees	0	(283)
Cash payment for purchase of minority interest in subsidiary	(1,143)	(501)
Tax benefit on non-qualified stock options	2	22
Net cash used in financing activities	(22,030)	(7,628)

Effect of exchange rate changes on cash	374	(486)

Net decrease in cash and cash equivalents	(7,794)	(14,778)
Cash and cash equivalents at the beginning of the year	14,594	25,064
Cash and cash equivalents at the end of the period	$6,800	$10,286

Exhibit 99.1

External net sales by market sector
(Unaudited, In US$ millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
				Constant				Constant
			Reported	Currency			Reported	Currency
	2009	2008	Growth	Growth	2009	2008	Growth	Growth

Spine
Stimulation	$39.6	$35.5	12%	12%	$117.1	$104.4	12%	12%
Implants and Biologics	28.5	25.8	10%	11%	87.9	82.1	7%	7%
Total Spine	68.1	61.3	11%	11%	205.0	186.5	10%	10%

Orthopedic	33.3	33.8	-2%	6%	95.4	96.9	-1%	8%

Sports Medicine	24.7	23.7	4%	5%	73.4	70.2	4%	5%

Vascular	3.9	4.3	-9%	-5%	12.6	13.4	-6%	-1%

Other Products	5.1	6.2	-17%	-5%	15.2	20.4	-25%	-9%

Total	$135.1	$129.3	4%	7%	$401.6	$387.4	4%	7%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliations pertaining to Adjusted Net Income and Adjusted Operating Income for the third quarter of 2009, which are included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Exhibit 99.1

Section 1

Consolidated EBITDA
Orthofix International NV

(In thousands)

	Q3 2009	TTM 9/30/09
Orthofix:
Net Income/(loss)	$6,188	$14,295

Depreciation and Amortization	5,451	21,321
Interest	6,475	24,541
Unrealized non-cash loss on interest rate swap	230	6,929
Tax Expense	4,208	3,211
123R expense	2,547	10,610
Product Commercialization Investments	-	10,500
Other Non-Cash Charges	1,021	2,616

Consolidated EBITDA	$26,120	$94,023

NOTE: For the definition of Consolidated EBITDA please refer to a copy of the credit agreement, dated September 22, 2006, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 27, 2006, and a copy of the first amendment to the credit agreement, dated September 29, 2008, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 29, 2008.  These documents can be found at the SEC's website at www.sec.gov.

Section 2

Description of Third Quarter Specified Items (earnings reconciliation)

•
Unrealized, non-cash loss on interest rate swap- resulted from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•
Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the acquisition of intellectual property from IIS related to a pedicle screw system.

•
Foreign exchange loss- due to unrealized, non-cash translation adjustments resulting from a weakening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.

Exhibit 99.1

•
Asset impairment & inventory reserve- an impairment charge related to certain intangible assets recorded in connection with the acquisition of Blackstone Medical, Inc., and reserves taken on the inventory of products at Blackstone Medical.

•	Credit agreement amendment costs- fees and the write-off of previously capitalized debt placement costs associated with the completion of an amendment to the Company’s credit agreement.

Net Income to Consolidated EBITDA

•	Depreciation and Amortization- non-cash depreciation and amortization expenses.
•	Interest- interest expense related to outstanding debt.
•
Unrealized non-cash loss on interest rate swap- from changes in the fair value of the Company’s interest rate swap.  Mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•	Tax expense- income tax expenses incurred by the Company.
•	123R expense- non-cash equity compensation expenses.
•	Product commercialization investments- costs associated with the Development and Commercialization Agreements with MTF, and the acquisition and development of IP from IIS.
•	Other non-cash charges- certain non-cash charges including foreign exchange losses, an inventory step up related to an acquisition and the amortization of a prepaid royalty.

Section 3

Management’s use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures, referred to as “adjusted net income”, “adjusted operating income” and “Consolidated EBITDA” (earnings before interest, taxes, depreciation and amortization) to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Exhibit 99.1

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.